Exhibit 99.1

RAM Holdings Ltd.

RAM Reinsurance Company Ltd.

46 Reid Street, Hamilton Bermuda

RAM Holdings Ltd. Announces Secondary Offering of Common Shares

HAMILTON, Bermuda—(BUSINESS WIRE)—June 5, 2007—RAM Holdings Ltd. (Nasdaq:RAMR) (RAM) announced today that Transatlantic Reinsurance Company, affiliates of GSC Group and an affiliate of CIVC Partners, L.P. plan to offer approximately 4,649,721 common shares of RAM pursuant to a shelf registration statement that was declared effective on June 5, 2007. RAM will not be selling any common shares in connection with the offering and will not receive any proceeds from the offering.

Banc of America Securities LLC is the sole book-running manager and Keefe, Bruyette & Woods is a joint-lead manager for the offering. Co-managers for the offering are Fox-Pitt, Kelton and Piper Jaffray.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the common shares in any State in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such State. Any offering will be made only by means of a written prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. Copies of the written prospectus, when available, may be obtained from:

Banc of America Securities LLC

Attn: Prospectus Department

100 West 33rd Street

New York, NY 10001

1-800-294-1322

dg.prospectus distribution@bofasecurities.com

RAM Holdings Ltd. is a Bermuda-based holding company. Its operating subsidiary RAM Reinsurance Company Ltd. provides financial guaranty reinsurance for U.S. and international public finance and structured finance transactions.

Forward-Looking Statements

This release contains statements that may be considered “forward looking statements” regarding the offering. All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside our control, that could cause actual results to differ materially from such statements. The offering of common shares or any other security is subject to market conditions for such security, the satisfactory agreement with any underwriters or other purchasers in relation to the terms and price of such security and customary conditions to the completion of any such transaction. The Company undertakes no obligation to revise or update any forward-looking statement to reflect changes in conditions, events, or expectations, except as required by law.

Contact: RAM Holdings Ltd., Hamilton

Richard Lutenski, 441-298-2107

rlutenski@ramre.bm

or Victoria Guest, 441-298-2116

vguest@ramre.bm